Exhibit 99.1
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For Immediate Release
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      BSD Medical Files Response to FDA Questions on BSD-2000 PMA Submission
Following Meeting with FDA SALT LAKE CITY, July 31, 2007 -- BSD Medical Corp. today announced that the Company has filed the response to FDA's questions on the Premarket Approval Application (PMA) submitted for the BSD-2000 Deep Hyperthermia System. The company has done extensive planning to ensure that the information included in the response addresses the questions asked by FDA. On June 27, 2007, BSD met with FDA to clarify FDA's questions prior to filing the company's response, in order to ensure that the company's response adequately addressed FDA's questions.

Because the company's response was not filed until after the European Society for Hyperthermic Oncology (ESHO) conference, which was held on June 14-26, 2007, BSD was able to include in the FDA submission the 12-year follow-up survival data from the Dutch Deep Hyperthermia Trial, which is the pivotal study BSD is using to support the submission for PMA approval of the BSD-2000 Hyperthermia System. The long-term survival data from this study were presented at the ESHO conference.

One of the primary concerns about the viability of new therapies is their durability. The 12-year follow-up data from the study showed that the addition of hyperthermia to radiation therapy for the treatment of advanced cervical cancer resulted in long-term significant improvement in both local control and survival, without an increase in toxicity. The overall survival at 12-year follow-up was 37% in the hyperthermia and radiation therapy group and 20% in the radiation therapy only group (p=0.04). Local control of the cancer also remained better after 12-year follow-up in the hyperthermia and radiation therapy group, 56%, versus 36% in the radiation therapy only group (p=0.02). After 12 years of follow-up, the late toxicity from radiation therapy was not significantly increased by the addition of hyperthermia. These data demonstrated that the improvement seen from the addition of hyperthermia to radiation therapy is durable over a 12-year follow-up period.

BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments. Research has also shown highly promising results from the use of hyperthermia therapy in combination with some chemotherapy agents, as well as for tumor reduction prior to surgery. For further information about BSD Medical visit the company's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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